EXHIBIT 16


Securities and Exchange Commission
Washington, D.C. 20549

January 5, 2001


Ladies and Gentlemen:

We were previously principal accountants for European Micro Holdings, Inc. and subsidiaries and, under the date of August 24, 2000, except as to notes 3, 9 and 10, which were as of October 5, 2000, we reported on the consolidated financial statements of European Micro Holdings, Inc. and subsidiaries as of and for the years ended June 30, 2000 and 1999. On December 28, 2000, our appointment as principal accountants was terminated. We have read European Micro Holdings, Inc.'s statements included under Item 4 of its Form 8-K dated December 28, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with European Micro Holdings, Inc.'s statement that 1) the change was recommended and approved by the Company's Audit Committee and approved by the Company's Board of Directors, and 2) the Company did not consult with BDO Seidman LLP on any matters described in paragraphs (a)(2)(i) or (ii) of Item 304 of Regulation S-K during the Company's two most recent fiscal years or any subsequent interim period prior to engaging BDO Siedman LLP.

Very truly yours,


/s/ KPMG LLP


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